Exhibit 99.1

Destination Maternity Reports Third Quarter and First Nine Months Fiscal 2018 Results

Q3 Selling, General and Administrative expenses declined 8.7%

Full-year 2018 SG&A now guided to $198 million to $202 million vs. $219 million in FY17 on flat same store sales

Q3 Adjusted EBITDA before other charges +95% to $3.9 million, +$1.9 million from the prior year third quarter

Q3 e-Commerce sales represented 21.7% of retail sales, compared to 20.7% last year

Q3 e-Commerce gross profit excluding 3rd party e-commerce sites, +14% year over year

Re-affirms FY 2019 and FY 2022 adjusted cash flow and adjusted EBITDA

MOORESTOWN, N.J., December 11, 2018 — Destination Maternity Corporation (NASDAQ: DEST), the world’s leading maternity apparel retailer, today announced financial results for the third quarter and first nine months of fiscal 2018 ended November 3, 2018 compared to the third quarter and first nine months of fiscal 2017 ended October 28, 2017.

Commentary

“Our third quarter results illustrate our continued discipline in right-sizing the organization, rationalizing expenses and improving profitability as part of our multi-year strategic plan, Destination -> Forward,” said Marla Ryan, Chief Executive Officer of Destination Maternity. “SG&A expenses in the third quarter declined 8.7% year-over-year, and Adjusted EBITDA before other charges improved 95% over the prior year period due to ongoing cost management efforts.

During the third quarter, we also continued to manage the business for long term profitability, focusing on strengthening profitability rather than driving revenue in the short term. This was especially true in our e-commerce division where we are tightly managing expenses to grow profits in our digital flagship. While total e-commerce revenues were flat compared to the prior year, excluding 3rd party e-commerce sites, sales were up 8%. Total e-commerce product gross margins also improved by 230 basis points versus last year. Mobile sales were also strong, up 29% year-over-year, representing 54% of total online sales in the third quarter.

Our brick and mortar sales remain sluggish as we continue to shutter unprofitable stores and aggressively manage our long-term inventory position through increased markdowns and promotional activity. In the short-term, we expect inventory levels will be higher than optimal. While this negatively impacts margins, right sizing inventory and our store portfolio will create a leaner organization, better positioning us for future growth. We expect to generate $7 million in cash flow from working capital in FY 2019 from our on-going inventory reduction efforts.

We remain encouraged by our progress to date and our future. As such, we continue to believe our stock is undervalued and both management and the Board will be purchasing additional shares when our trading window opens. Looking ahead, we are focused on executing our strategy, sticking to the fundamentals of our business, and leveraging the strength of our brands to deliver on our commitments for moms and moms2be, associates and stakeholders.”

Financial Outlook

Destination Maternity is adjusting its FY 2018 revenue guidance lower by 100bps to reflect expected softness in brick and mortar sales as the Company continues efforts to optimize inventory and manage expenses. The Company is also reducing SG&A guidance by an incremental $4 million, or 100bps, which offsets the bottom-line impact. Additionally, FY 2019 comparable sales expectations remain unchanged at 0.0% - 1.4%. Full year 2018 company comparable sales are on a 52-week basis. Adjusted EBITDA before other charges is defined in the financial tables at the end of this press release.

	FY 2017	FY 2018		FY 2019		FY 2022
		Low	High	Low	High	Low	High
Sales	$406.2	$387	$391	$375	$385	$450	$475
Comp %	(1.4)%	(1.0)% - 0.0%		0.0% - 1.4%		6%+ CAGR in total sales vs FY19
Ecommerce Growth	41.0%	14.5%		15.1%		20%+ CAGR in ecomm sales vs FY19
Margin %[1]	52.6%	51.0%	51.5%	51.5%	52.0%	48.0%	50.0%
bps to LY		down 110-160 bps		up 50 bps
SG&A	$218.7	$198	$202	$187	$191	$195	$209
SG&A %	53.8%	50.9% - 51.9%		50.0% - 51.0%		42.0% - 45.0%
Adj EBITDA b/f Other Charges	$13.0	$16.9	$17.9	$19.0	$23.6	$42.0	$51.0
% to LY		(up 30% - 38%)		(up 22% at mid-point)		(20%+ CAGR vs FY19)
Adj EPS – Diluted [2]	$(0.74)	$(0.38)	$(0.33)	$(0.03)	$0.15	$1.20	$1.60
Adj Operating Cash Flow[2]	13.8	1.5	3.0	18.0	22.6	39.0	48.0
Capex	6.7	3.7	4.2	6.0	7.0	10.0	12.0
Adj Free Cash Flow[2]	$7.1	$(2.2)	$(1.2)	$12.0	$15.6	$29.0	$36.0
Inventory Turns	2.7x	2.7x		2.8x - 3.0x		3.2x - 3.6x
Owned Store Count	487	455		410 - 425		350 - 370
Leased Store Count	637	552		530 - 540		495 - 515
Total Store Count (Year-end)	1,124	1,007		940 - 965		845 - 885

[1]	Long-term (FY 2022) margin reduces due to shift in business mix i.e. growth in e-commerce, wholesale, and international
[2]	FY2018 figures exclude impact of charges related to organizational changes, proxy contest, debt refinancing, and other one-time charges

Third Quarter Fiscal 2018 Financial Results

•

Net sales for the third quarter of fiscal 2018 decreased 3.7% to $92.8 million from $96.4 million for the third quarter of fiscal 2017. Sales were negatively impacted by the net closure of 27 owned locations and 12 leased lease locations in addition to a decrease in comparable sales.

•	Comparable sales for the third quarter of fiscal 2018 decreased 2.6%, compared to an increase of 1.1% in the third quarter of fiscal 2017.

•	Gross margin for the third quarter of fiscal 2018 was 52.4%, a decrease of 40 basis points from the comparable prior year gross margin.

•

Selling, general and administrative expenses (“SG&A”) for the third quarter of fiscal 2018 decreased 8.7% to $48.6 million from $53.2 million for the third quarter of fiscal 2017. As a percentage of net sales, SG&A decreased 280 basis points to 52.4% vs 55.2% for the third quarter of fiscal 2017.

•

Adjusted EBITDA before other charges and effect of change in accounting principle increased 95% to $3.9 million for the third quarter of fiscal 2018 from $2.0 million for the third quarter of fiscal 2017.

•

Net loss for the third quarter of fiscal 2018 was $4.1 million, or $0.30 per share (diluted), compared to a net loss of $7.5 million, or $0.55 per share (diluted), for the third quarter of fiscal 2017.

•

Adjusted net loss for the third quarter of fiscal 2018 was $1.7 million, or $0.12 per share (diluted), compared to the comparably adjusted net loss for the third quarter of fiscal 2017 of $2.7 million, or $0.20 per share (diluted).

First Nine Months of Fiscal 2018 Financial Results (39 weeks ended November 3, 2018)

•	Net sales for the first nine months decreased 2.9% to $292.5 million from $301.1 million for the comparable period in fiscal 2017.

•	Comparable sales for the first nine months of fiscal 2018 decreased 0.5%, compared to a decrease of 3.5% for the nine months ended October 28, 2017.

•	Gross margin for the first nine months of fiscal 2018 was 52.6%, a decrease of 80 basis points from the comparable prior year gross margin.

•

Selling, general and administrative expenses (“SG&A”) for the first nine months of fiscal 2018 decreased 6.9% to $150.6 million from $161.7 million for the first nine months of fiscal 2017. As a percentage of net sales, SG&A decreased 220 basis points to 51.5% from 53.7% for the first nine months of fiscal 2017.

•

Adjusted EBITDA before other charges and effect of change in accounting principle increased 26% to $15.7 million for the first nine months of fiscal 2018 from $12.5 million for the first nine months of fiscal 2017.

•

Net loss for the first nine months of fiscal 2018 was $7.9 million, or $0.57 per share (diluted), compared to a net loss of $11.4 million, or $0.83 per share (diluted), for the comparable period in fiscal 2017.

•

Adjusted net loss for the first nine months of fiscal 2018 was $2.3 million, or $0.17 per share (diluted), compared to the comparably adjusted net loss for the first nine months of fiscal 2017 of $5.2 million, or $0.38 per share (diluted).

Adjusted EBITDA before other charges, and adjusted net income, are defined in the financial tables at the end of this press release.

Other Financial Information

•	Capital expenditures in the third quarter totaled $0.9 million primarily driven by minor investments in stores and investments to support key systems projects.

•	At November 3, 2018, inventory was $79.1 million, an increase of $5.1 million compared to $73.9 million at October 28, 2017, in part due to the previously announced Amazon roll-out.

Retail Locations

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Store Openings (1)	0	2	2	7
Store Closings (1) (2)	6	8	15	21

Period End Retail Location Count (1)
Stores	474	501	474	501
Leased Department Locations	634	646	634	646

Total Retail Locations	1,108	1,147	1,108	1,147

1)	Excludes international franchised locations.
2)	During the nine months ended October 28, 2017 Macy’s completed closure of 59 stores where we had a leased department within the store.

Conference Call Information

As announced previously, the Company will host a conference call regarding third quarter Fiscal 2018 financial results that includes comments on the results from members of our senior management at 9:30 a.m. Eastern Time. Management will conduct a question and answer session with investors following its prepared remarks.

Interested parties can listen to this conference call by dialing (800) 219-6970 in the United States and Canada or (574) 990-1028 outside of the United States and Canada. The call will also be available on the investors section of the Company’s website at http://investor.destinationmaternity.com. Passcode for the conference call is 2184623.

In the event that you are unable to participate in the call, a replay will be available at 12:00 p.m. Eastern Time on Monday, September 10, 2018 through 12:00 p.m. Eastern Time on Monday, September 17, 2018 by calling (855) 859-2056 in the United States and Canada or (404) 537-3406 outside of the United States and Canada. Passcode for the replay is 2184623.

About Destination Maternity

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel. As of November 3, 2018, Destination Maternity operates 1,108 retail locations in the United States, Canada and Puerto Rico, including 474 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 634 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com and apeainthepod.com, as well as through its destinationmaternity.com website. Destination Maternity has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of November 3, 2018, Destination Maternity has 187 international franchised locations, including 10 standalone stores operated under one of the Company’s nameplates and 177 shop-in-shop locations.

Reconciliation of Non-GAAP Financial Measures

This press release and the accompanying financial tables contain non-GAAP financial measures within the meaning of the SEC’s Regulation G, including 1) adjusted net loss, 2) adjusted net loss per share – diluted, 3) Adjusted EBITDA, 4) Adjusted EBITDA before other charges, 5) Adjusted EBITDA margin, and 6) Adjusted EBITDA margin before other charges. In the accompanying financial tables, the Company has provided reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures. The Company’s management believes that each of these non-GAAP financial measures provides useful information about the Company’s results of operations and/or financial position to both investors and management. Each non-GAAP financial measure is provided because management believes it is an important measure of financial performance used in the retail industry to measure operating results, to determine the value of companies within the industry and to define standards for borrowing from institutional lenders. The Company uses each of these non-GAAP financial measures as a measure of the performance of the Company. In addition, certain of the Company’s cash and equity incentive compensation plans are based on the Company’s level of achievement of Adjusted EBITDA before other charges. The Company provides these various non-GAAP financial measures to investors to assist them in performing their analysis of its historical operating results. Each of these non-GAAP financial measures reflects a measure of the Company’s operating results before consideration of certain charges and consequently, none of these measures should be construed as an alternative to net income (loss) or operating income (loss) as an indicator of the Company’s operating performance, as determined in accordance with generally accepted accounting principles. The Company may calculate each of these non-GAAP financial measures differently than other companies.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding earnings, net sales, comparable sales, other results of operations, liquidity and financial condition, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our common stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the SEC, or in materials incorporated therein by reference.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

Contacts

Sloane & Company

Erica Bartsch, 212-446-1875

Ebartsch@sloanepr.com

Alex Kovtun, 212-446-1896

Akovtun@sloanepr.com

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net sales	$92,837	$96,354	$292,459	$301,060
Cost of goods sold	44,181	45,453	138,535	140,167

Gross profit	48,656	50,901	153,924	160,893
Gross margin	52.4%	52.8%	52.6%	53.4%
Selling, general and administrative expenses	48,629	53,234	150,581	161,689
Store closing, asset impairment and asset disposal expenses	1,028	1,011	2,669	3,649
Other charges, net	1,825	3,100	4,898	3,746

Operating loss	(2,826)	(6,444)	(4,224)	(8,191)
Interest expense, net	1,232	1,006	3,533	2,989

Loss before income taxes	(4,058)	(7,450)	(7,757)	(11,180)
Income tax provision	56	73	168	259

Net loss	$(4,114)	$(7,523)	$(7,925)	$(11,439)

Net loss per share – Basic	$(0.30)	$(0.55)	$(0.57)	$(0.83)

Average shares outstanding – Basic	13,895	13,800	13,867	13,777

Net loss per share – Diluted	$(0.30)	$(0.55)	$(0.57)	$(0.83)

Average shares outstanding – Diluted	13,895	13,800	13,867	13,777

Reconciliation of Net Loss to Adjusted Net Loss
Net loss, as reported	$(4,114)	$(7,523)	$(7,925)	$(11,439)
Add: other charges	1,825	3,100	4,898	3,746
Less: effect of change in accounting principle	—	—	—	(764)
Less: income tax effect of adjustments to net loss	(444)	(1,163)	(1,190)	(1,121)
Add deferred tax valuation allowance related to cumulative losses	1,001	2,855	1,925	4,352

Adjusted net loss	$(1,732)	$(2,731)	$(2,292)	$(5,226)

Adjusted net loss per share – diluted	$(0.12)	$(0.20)	$(0.16)	$(0.38)

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	November 3, 2018	February 3, 2018
ASSETS
Current assets:
Cash and cash equivalents	$1,247	$1,635
Trade receivables, net	7,261	6,692
Inventories	79,054	71,256
Prepaid expenses and other current assets	10,270	11,522

Total current assets	97,832	91,105
Property and equipment, net	55,158	66,146
Other assets	7,115	5,331

Total assets	$160,105	$162,582

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit borrowings	$21,700	$8,000
Current portion of long-term debt	4,729	4,780
Accounts payable	25,767	30,949
Accrued expenses and other current liabilities	30,988	31,661

Total current liabilities	83,184	75,390
Long-term debt	22,704	23,809
Deferred rent and other non-current liabilities	20,856	22,715

Total liabilities	126,744	121,914

Stockholders’ equity	33,361	40,668

Total liabilities and stockholders’ equity	$160,105	$162,582

Selected Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	November 3, 2018	February 3, 2018	October 28, 2017
Cash and cash equivalents	$1,247	$1,635	$2,217
Inventory	79,054	71,256	73,936
Property and equipment, net	55,158	66,146	72,232
Line of credit borrowings	21,700	8,000	8,200
Total debt	49,133	36,589	41,563
Stockholders’ equity	33,361	40,668	50,541

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Nine Months Ended
	November 3, 2018	October 28, 2017
Operating Activities
Net loss	$(7,925)	$(11,439)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,789	13,259
Stock-based compensation expense	750	858
Loss on impairment of long-lived assets	2,236	3,267
Loss on disposal of assets	238	283
Grow NJ award benefit	(1,977)	1,096
Amortization of deferred financing costs	506	375
Changes in assets and liabilities:
Decrease (increase) in:
Trade receivables	(569)	(1,218)
Inventories	(7,798)	(4,896)
Prepaid expenses and other current assets	1,251	3,110
Other non-current assets	35	(59)
Increase (decrease) in:
Accounts payable, accrued expenses and other current liabilities	(3,861)	2,474
Deferred rent and other non-current liabilities	(2,087)	23

Net cash provided by (used in) operating activities	(7,412)	7,133

Investing Activities
Capital expenditures	(3,456)	(5,484)
Additions to intangible assets	—	(18)

Net cash used in investing activities	(3,456)	(5,502)

Financing Activities
Decrease in cash overdraft	(1,486)	(461)
Decrease in line of credit borrowings	13,700	3,600
Proceeds from long-term debt	2,500	3,401
Repayment of long-term debt	(3,935)	(8,493)
Deferred financing costs paid	(160)	(277)
Withholding taxes on stock-based compensation paid in connection with repurchase of common stock	(136)	(45)
Proceeds from exercise of stock options	1	—

Net cash provided by (used in) financing activities	10,484	(2,275)

Effect of exchange rate changes on cash and cash equivalents	(4)	2

Net Decrease in Cash and Cash Equivalents	(388)	(642)
Cash and Cash Equivalents, Beginning of Period	1,635	2,859

Cash and Cash Equivalents, End of Period	$1,247	$2,217

DESTINATION MATERNITY CORPORATION AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Net Loss to Adjusted EBITDA(1)

and Adjusted EBITDA Before Other Charges and Change in Accounting Principle,

and Operating Loss Margin to Adjusted EBITDA Margin

and Adjusted EBITDA Margin Before Other Charges and Change in Accounting Principle

(in thousands, except percentages)

(unaudited)

	Three Months Ended		Nine Months Ended
	November 3, 2018	October 28, 2017	November 3, 2018	October 28, 2017
Net loss	$(4,114)	$(7,523)	$(7,925)	$(11,439)
Add: income tax provision	56	73	168	259
Add: interest expense, net	1,232	1,006	3,533	2,989

Operating loss	(2,826)	(6,444)	(4,224)	(8,191)
Add: depreciation and amortization expense	3,828	4,371	11,788	13,259
Add: loss on impairment of long-lived assets	717	821	2,236	3,267
Add: loss on disposal of assets	170	167	238	283
Add: stock-based compensation expense	166	28	750	858

Adjusted EBITDA (1)	2,055	(1,057)	10,788	9,476
Add: other charges	1,825	3,100	4,898	3,746
Less: effect of change in accounting principle	—	—	—	(764)

Adjusted EBITDA before other charges and effect of change in accounting principle	$3,880	$2,043	$15,686	$12,458

Net Sales	$92,837	$96,354	$292,459	$301,060

Operating loss margin (operating loss as a percentage of net sales)	(3.0)%	(6.7)%	(1.4)%	(2.7)%
Adjusted EBITDA margin (adjusted EBITDA as a percentage of net sales	2.2%	(1.1)%	3.7%	3.1%
Adjusted EBITDA margin before other charges and effect of change in accounting principle (adjusted EBITDA before other charges and change in accounting principle as a percentage of net sales)	4.2%	2.1%	5.4%	4.1%

(1) Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of tangible and intangible assets; (iii) loss on disposal of assets; and (iv) stock based compensation expense.